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FUNDRISE

Listing the Innovation Fund on the New York Stock Exchange!


VCX
BY FUNDRISE

Dear Fellow Shareholders,

I want to share with you an incredibly exciting announcement:

We plan to take the Fundrise Innovation Fund public on the New York Stock Exchange next month under the ticker VCX!

While we believe this has the potential to be a truly historic moment both for the Innovation Fund and for the Fundrise mission more broadly, we want to start by focusing first and foremost on why we believe this is the right move for shareholders.

A generational prize

Every few decades, there is a major innovation in financial markets – from the invention of the mutual fund to the passive index to the ETF.

Companies are staying private longer, which has caused a structural

imbalance in markets. The rise of AI has brought that pressure to a boiling point.

The top private companies – like OpenAI, SpaceX, Anthropic, Databricks, Anduril, Ramp, and Stripe – have never been larger. And the demand from the public markets to invest in these top private companies has arguably never been greater.

Yet, they remain inaccessible to the broader public. Something has to give. The market is demanding a systemic solution to bridge the divide.

We believe the Innovation Fund (under the public ticker VCX) could become that pathway. And, if it does, existing shareholders would stand to see extraordinary benefits.

While highly uncertain (nothing is guaranteed), the potential rewards to shareholders on the upside could be enormous.

To summarize the opportunity and market dynamics:

1. Demand from public investors for the top private companies is at or near all time highs.
2. The vast majority (roughly 75%) of the Innovation Fund's (aka VCX's) holdings are in these top companies.
3. The only other publicly traded fund that holds a similarly concentrated portfolio of top private companies has been trading at a 100-500% premium to NAV for over a year (and we believe VCX's portfolio holds a much larger percentage of the most highly-sought after names).
4. There is a rush by other major financial institutions to bring a similar closed-end venture-focused fund to market in the hopes of capturing this opportunity.
5. The Innovation Fund (VCX) has a multi-year headstart with the largest and most engaged investor base.
6. We believe the fund (or funds) that is best able to define and own this new category of "public venture capital" has the potential to reap significantly outsized gains.

It is because of the above dynamic that we are bringing you this decision. We believe VCX could become the public ticker for private tech – similar to how QQQ, iShares, and SPY have come to represent singular investment theses in financial markets.

If we are successful, we believe there exists a strong potential for the fund to trade at a healthy premium to NAV, while also offering investors daily liquidity, and first-class access to invest in the best companies in the world.

Of course, there is no such thing as investing without risk and the biggest risk here is that the fund could trade at a discount to NAV.

However, we see the benefits to listing as asymmetric to the risks. The upside could be exponential (multiples higher than any returns to date). While the downside is a liquidity discount, the typical discount for a standard listed closed-end fund is around 5-7% on average. In other words, the calculated risk seems well worth it. Even in this downside scenario, the fund would gain the benefit of public-market liquidity and continue to own the existing portfolio, which has been compounding at a stunning pace.

In short, we believe listing the Fund can create a win-win-win scenario for existing investors, allowing them to

- continue to participate in and benefit from the performance of the existing underlying portfolio companies
- enjoy significantly more flexibility and liquidity on their own individual time horizon
- have the opportunity to capture potential asymmetric upside from VCX becoming the way public investors access private tech

What does this mean more specifically?

Potential Public-Private Market Arbitrage: being publicly listed allows existing investors the potential to benefit if the Fund trades at a meaningful premium to NAV.

It's important for all investors to note that there is absolutely no guarantee that the Fund will trade at a premium.

Conventional closed-end funds often trade at a discount to NAV (of, on average, 5.15% as of January 23, 2026). If you ask any traditional player in the industry, they will tell you that is how it works.

However, we do *not* believe the traditional listed closed-end fund is an accurate comp to VCX. These funds typically hold a vast majority of their portfolios in public equity, public debt, and private loans. And it makes sense to us why a fund that holds a pool of publicly traded securities, but with a higher fee load, would trade at a discount to the value an investor would receive if they simply chose to hold those same assets directly.

But such a portfolio is nothing like that of the Innovation Fund (VCX) and

therefore, we think, a poor comparison. In contrast, not only does the average investor have virtually no way of investing in a portfolio like VCX today, but even the most famous institutional VC investors have to fight for access to these companies.

This outsized demand for private companies can be seen in the relative scale of the private fundraising vs. initial public offerings. According to Crunchbase, in 2025, private venture investors put roughly $425B into tech/startups globally versus about $19.6B raised by information technology IPOs. In other words, private markets funded roughly $405B more – about 22x as much as the public markets.

This imbalance has become unsustainable.

Contrary to traditional closed-end funds, we believe it is not only reasonable that investors in the public markets could be willing to pay a premium for the Innovation Fund, we actually believe the Innovation Fund could be one of the first in what may become a trend of *public venture capital funds* (or "PVCs") that trade at a premium to their NAVs.

Here's the argument why a premium would be justified:

1. **Structurally Superior (greater liquidity + lower fees):** The Innovation Fund's existing portfolio is most similar to that of a top tier venture fund. In fact, as we've shared more than once, the portfolio today is significantly invested in what many have ranked as the most valuable private tech companies in the world.

   Today, to own such a portfolio, the top institutions in the world are willing to (i) invest millions of dollars minimum, (ii) lock-up their money for at least 7+ years with no liquidity, and (iii) pay 20% of the returns to the Fund manager as a "carried interest."

   In other words, we think it is reasonable that a public market investor would be willing to pay a premium for a materially similar portfolio given that they can (i) buy in for practically no minimum, whenever they want, through their brokerage, (ii) have more or less daily real time liquidity through the public markets, and (iii) keep 100% of the upside for themselves, *i.e.*, pay NO carried interest to us as the fund manager.

	VCX	Typical Venture Fund
Minimum Investment	No minimum	$250K-$1M[1]

Liquidity Profile	Real time daily	7+ years without liquidity[2]
Asset Management Fee	1.85 - 2.5%	2.0 - 2.5%[3]
Carried Interest Fee	0%	20%[3]

2. **Scarcity Premium:** Access to invest in the vast majority of the Fund's portfolio companies is not just limited but extremely scarce. As most everyone is likely aware from public reporting, the majority of the companies in the portfolio have regularly raised new fundraising rounds that are significantly oversubscribed – meaning that even many traditional institutional investors struggle to gain access to these companies at these prices.
3. **Pre-IPO Portfolio:** Several of the largest and most well-known portfolio companies have publicly stated (or it's been publicly reported) that they are expecting to IPO in the near term (1-2 years).
4. **Higher Growth:** The growth rates of the Fund's portfolio companies are significantly higher than those of their publicly traded technology peers. (See our full analysis of 2025 growth performance in the year end letter here on relative growth rates.)

Index	Median	Average	Growth
S&P	6%	6%	13%
QQQ	9%	13%	25%
Innovation Fund	**70%**	**146%**	**193%**

*Based on the most recent available reporting for 2025 performance we've compiled (including company press releases, news articles, and Bloomberg-style aggregation) the estimated position-weighted growth rates of QQQ, SPY, and VCX.

The bottom line is that we believe Public Venture Capital Funds (or PVCs) are a real innovation that can be lower cost, more liquid, more democratic, and with a longer-term investment horizon than traditional closed-end private venture funds.

We expect to see other well known fund managers begin to copy this model and launch their own PVCs based on a similar belief that an opportunity exists for a potential market premium.

As early investors who have led the wave in democratizing access to venture capital, we believe it's only right that the existing shareholders of the Innovation Fund have the opportunity to capture that premium should it end up materializing.

Guaranteed Liquidity: investors will continue to be invested in and have exposure to fundamentally the same portfolio of private tech companies but now with maximum liquidity.

The Fund today is structured as a tender offer fund, which means the Fund itself provides investors liquidity through quarterly share repurchases.

This also means that during normal market conditions the Fund must hold a meaningful portion of the portfolio in cash and other liquid securities in order to facilitate such regular quarterly redemptions.

However, despite these reserves, in a scenario where valuations for private tech companies declined materially, it is reasonable to expect that redemptions would also increase meaningfully. During such a time period, it would likely NOT be in the best interest of the majority of the shareholders to continue to conduct regular quarterly repurchases, and certainly not at NAV. (It's not uncommon for tender offer funds to offer share repurchases at a meaningful discount to NAV for those who want liquidity in times of turmoil.)

In other words, as structured today, it is unlikely the Fund would want to provide investors liquidity during the precise period that demand for such liquidity could be greatest.

Alternatively, by listing publicly on an exchange, investors who do want liquidity during such a time period would be able to get it through selling into the market. While it's probable that such a sale would be at a lower price (arguably a justifiable discount given the market conditions at the time), it would place the discretion of such a decision on the individual shareholder themselves NOT on the Fund as a whole, and doing so would NOT result in having to harm the majority of shareholders who wish to continue to stay invested for the long-term.

Additionally, as a publicly-traded Fund, VCX would no longer need to hold these excess liquid reserves to facilitate redemptions, which means reducing cash drag.

In 2025, the Fund held on average between 20-25% of its assets in liquid reserves (such as money market funds and asset-backed securities) which

generated an average yield of less than 3% net of fund expenses. And while the Fund returned a noteworthy 43.5% on the year[4], we estimate that holding these liquidity reserves could have cost shareholders as much as 10%, meaning the total return could have been as high as 53.5% on the year (assuming those reserves were instead fully invested in the existing portfolio and yielded similar performance).

In other words, shareholders are already paying a real cost for being able to redeem quarterly (in the form of lower net returns) and arguably that discount today is similar to what it would be from being publicly listed – but of course without even close to the same depth of liquidity as the public markets.

Accordingly, we believe strongly that being publicly listed would result in the best outcome BOTH for investors who intend to stay invested for the long-term (including through a downturn) AND for those who are likely to want to sell/redeem their shares during periods of market volatility.

Scale: Increased scale and brand awareness has the potential to unlock greater access to invest in the best private companies

As we've stated before, the defining constraint in venture investing isn't finding the top companies – it's getting into them. The best private companies increasingly limit participation to a very small number of investors who can bring long-term capital, brand credibility, and the ability to invest at scale.

A public listing has the potential to materially increase the Fund's visibility and standing, and over time, its scale. That combination can make it a more attractive partner to founders and lead investors – and can translate into better access, better allocations, and better opportunities. For long-term investors, this is the biggest potential upside: a stronger platform that can regularly compete alongside top venture funds and win the opportunity to invest in the most important private companies of the next decade.

What we're asking from you

Because listing the Fund publicly on the New York Stock Exchange would be a big change, **we are soliciting a shareholder vote** on three items:

1. The act of listing the Fund itself.

We believe strongly that listing the Fund is not only in the best interest of shareholders but also creates the opportunity to capture asymmetric upside (should it materialize) as outlined in detail above. However, we want to ensure that a majority of investors are

above. However, we want to ensure that a majority of investors are aligned with us and the board on this.

2. Increasing the management fee by 0.65% to cover the higher costs associated with a public listing.

Given Fundrise's tradition of generally lowering fees, we felt it important to provide additional clarity here. First, operating a publicly traded vehicle is meaningfully more complex than operating a private fund, and requires significant additional work. This includes additional public-company reporting requirements, exchange listing requirements, enhanced audit and controls, ongoing investor relations, additional compliance, and the infrastructure needed to support daily market trading dynamics. In general, this is not discretionary spending but higher overall fixed costs required as a result of listing.

Second, we believe it's worth highlighting that Fundrise's fee today for operating the Innovation Fund is approximately 25% below market comparables (nearly everyone else with similar funds charge 2.50%-2.75%). Additionally, as we regularly point out, we do not charge the typical (and much more impactful) 20% carried interest fee that is standard in venture capital. That is to say that even at the higher proposed fee, investors are still paying significantly less than the top institutions in the world for access to a very similar (or in our opinion superior) portfolio.

3. A standard 6-month shareholder lockup after listing.

A lock-up of existing shareholders is standard practice in IPOs and is designed to support orderly price discovery and reduce the risk of early selling pressure overwhelming the market. This is critical in the early days to give the Fund time to build up public market brand awareness and so the best chance of succeeding in the public

markets long term. Additionally, because we know a majority of investors have intended to hold the Fund long-term (at least for 6+ months), we don't expect this to materially change things.

Lastly, we believe that these three proposals together in aggregate do the best to position the Fund for a successful listing and therefore we are seeking your approval on all three together.

To cast your vote on the above three proposals please log into your account here.

As always, we want to thank you for being part of this incredible journey. Once we receive approval from a majority of shareholders, we will share our plan on next steps.

Onward,
Ben and the entire Fundrise team

Additional Questions

We welcome any additional questions investors have, but have attempted to begin by answering the following:

Will the Fund's strategy remain the same? What will change about the portfolio?

In short, yes, our goal is to continue pursuing the same core strategy – owning a portfolio of the top high-growth private technology companies – while meeting the additional requirements of operating as a public, exchange-traded vehicle.

Because VCX would no longer be required to hold additional liquidity to meet regular redemptions as it currently does for quarterly tenders, the Adviser expects to be able to be even more efficient in deploying into these higher returning investment opportunities.

What if I don't want to participate in the listing?

While we believe that listing the Fund is to the benefit of all shareholders, we also recognize that not everyone may agree with that.

Accordingly, we will conduct a final tender offer at NAV before listing the Fund, allowing any shareholders who request to redeem their shares in advance of

the listing.

What is the expected timeline?

As the saying goes, there's no better time than the present. And while there's no fundamental internal timeline driving the listing date, we believe the external market conditions are currently very conducive to the listing and as a result we are aiming to list as early as March 2026.

Of course, like all things related to publicly registered offerings, there is a lot of paperwork, along with regulatory review which is outside of our control and as a result there always exists the potential for delays due to regulatory and exchange processes, finalizing the structure, completing required filings and audits, obtaining shareholder approval, and other market conditions.

What happens if some proposals pass and some don't?

Although the proposals are voted on individually, we believe that all three in aggregate best position the Fund for success. If not all the proposals pass, Fundrise, as manager, may choose not to proceed with the planned listing process.

Importantly, as a reminder:

- The Board has structured the vote to avoid outcomes that could disadvantage shareholders.
- If the proposals fail to receive the necessary votes or we choose not to move forward, then the Fund would continue operating under its existing private structure, and shareholders would retain their current rights, including access to tender offers (as they occur).

Additional Information

Proxy Vote Information
For full details regarding the vote, please consult the full proxy and additional information statement on the SEC website.

Virtual Shareholder Meeting Information
If you are interested in attending the Virtual Shareholder Meeting, scheduled for 5:00PM ET on Thursday, February 19, please let us know by submitting your information through this form. Attending the meeting is optional and the meeting is expected to be a summary of the information contained within the proxy and the additional information statement.

Upon receipt of your interest, we will work with Broadridge (the organization

responsible for hosting and managing the meeting), to generate a unique Virtual Control Number for you as a shareholder. You will then use that number to register for the meeting. After completing registration, you will receive a final email confirmation containing the meeting link you will use to log in on the day of the meeting.

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An investor in the Fundrise Innovation Fund should consider the investment objectives, risks, charges, and expenses carefully before investing. The Fund's prospectus contains this and other information and may be obtained here. Investors should read the prospectus carefully before investing.

An investor in the Fundrise Innovation Fund should consider the investment objectives, risks, charges, and expenses carefully before investing. The Fund's prospectus contains this and other information and may be obtained here. Investors should read the prospectus carefully before investing.

The Public Ticker for Private Tech is a trademark of Fundrise Innovation Fund, LLC.

Cautionary Note Regarding Forward-Looking Statements

This Letter contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may relate to our future financial performance, business operations, or other future events. You can identify forward-looking statements by the use of words such as "may," "will," "could," "anticipate," "expect," "intend," "believe," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to such statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations, and financial condition.

The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties, and other factors. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this Letter relate only to events as of the date of this Letter. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

The Fund will be filing a proxy statement with the United States Securities and Exchange Commission (the "SEC"). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the documents free of charge on the SEC's website, http://www.sec.gov.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE PROPOSALS DESCRIBED IN THIS LETTER.

The Fund, on behalf of the Fund's Board of Directors, will be soliciting proxies from shareholders. The costs of the solicitation will be borne by the Fund. You can obtain more information about the Fund by accessing its Proxy Statement on the SEC's website at http://www.sec.gov. Updated information with respect to the Proposals will be included in the final Proxy Statement to be filed with the SEC and sent to shareholders as of the record date.

FUNDRISE

[redacted] — As you may have seen, we recently announced plans to list the Innovation Fund on the New York Stock Exchange. This is an incredibly exciting development that we believe has the potential to deliver outsized benefits to investors.

However, because this is a substantial change in how the fund operates, we are soliciting a shareholder vote, and **our records indicate that you have not yet voted**.

Vote now

It takes less than 30 seconds.

The Board of the Innovation Fund unanimously recommends voting YES on all three measures.

If you have any questions, please feel free to reply directly to this email and someone from our Investor Relations team will get back to you.

Thank you,
The Fundrise Team

An investment in the Fund is subject to, among others, the following risks:

- Shares are not listed on any securities exchange and it is not anticipated that a secondary market for Shares will develop. Shares are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under the Fund's Limited Liability Company Agreement (the "LLC Agreement"). Although the Fund may offer to repurchase Shares from time to time, Shares will not be redeemable at a Shareholder's option nor will they be exchangeable for Shares or shares of any other fund. As a result, an investor may not be able to sell or otherwise liquidate his or her Shares. Shares are appropriate only for those investors who can tolerate a high degree of risk and do not require a liquid investment and for whom an investment in the Fund does not constitute a complete investment program.

- If a Shareholder is able to sell its Shares outside the repurchase process, the Shareholder likely will receive less than the then-current NAV per Share.

- There is no assurance that distributions paid by the Fund will be maintained at a certain level or that dividends will be paid at all.

- The Fund's distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to Shareholders through distributions will be distributed after payment of fees and expenses.

- A return of capital to Shareholders is a return of a portion of their original investment in the Fund, thereby reducing the tax basis of their investment. As a result of such reduction in tax basis, Shareholders may be subject to tax in connection with the sale of Shares, even if such Shares are sold at a loss relative to the Shareholder's original investment.

Investing in Shares is speculative and involves substantial risks. You should purchase shares of the Fund only if you can afford a complete loss of your investment.

Past performance does not guarantee future results. Current and future holdings are subject to risk. Returns of one company are not indicative of an investment in the fund. To obtain fund performance click here. The fund's

most recent schedule of investments is available here.

Investors should consider the Fund's investment objectives, risks, charges, and expenses before investing. This information is included in the Fund Prospectus and can be accessed by calling (202) 804-0023. Read the prospectus carefully before investing.

The Innovation Fund is publicly registered under the Investment Company Act of 1940 as a non-diversified, closed-end management investment company that is operated as a "tender offer fund".

The Fund's portfolio will be concentrated in securities issued by technology companies and other investments that provide economic exposure to technology companies and as such, it may be subject to more risks than if it were broadly diversified across additional sectors and industries of the economy. Certain technology companies may face special risks that their products or services may not prove to be commercially successful. Technology companies are also strongly affected by worldwide scientific or technological developments, and as a result, their products may rapidly become obsolete. The Fund's investments in companies involved in, or exposed to, artificial intelligence-related businesses may be negatively impacted because of, among other things, limited product lines, markets, financial resources and/or personnel; intense competition and potentially rapid product obsolescence these companies may face; loss or impairment of intellectual property rights; and the inability to successfully develop products or services even after spending significant amount of resources.

The Fund's investment in private company securities, whether made directly or indirectly (e.g., through derivatives or private pooled investment vehicles) are generally illiquid. Because private company securities are thinly traded, such securities may display especially volatile or erratic price movements, sometimes in response to relatively small changes in investor supply or demand or other market conditions.

Nothing in the advertising material should be construed as tax advice, an offer, recommendation, or solicitation to buy or sell any security. All investing includes risk, including the possible loss of money you invest, and past performance does not guarantee future performance. Carefully consider the investment objectives, risks, charges and expenses of the Fundrise Innovation Fund, LLC before investing.

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